RUSSELL INVESTMENT COMPANY

AMENDMENT TO FOURTH AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Redesignation of Sub-Trust

AMENDMENT NO. 9 to the Fourth Amended and Restated Master Trust Agreement dated December 7, 2020 (referred to herein as the “Agreement”), done this 25th day of March, 2026, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purposes without shareholder approval;

WHEREAS, the Trustees wish to redesignate the Sustainable Aware Equity Fund.

NOW, THEREFORE, the Trustees hereby authorize the redesignation of the following Sub-Trust as set forth herein and make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Section 4.2 Establishment and Designation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate:

•	the Sustainable Aware Equity Fund as the Sustainable Equity Fund.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Vernon Barback	/s/ Ellen M. Needham
Vernon Barback	Ellen M. Needham

/s/ Michelle L. Cahoon	/s/ Jeannie Shanahan
Michelle L. Cahoon	Jeannie Shanahan

/s/ Michael Day	/s/ Raymond P. Tennison, Jr.
Michael Day	Raymond P. Tennison, Jr.

/s/ Julie Dien Ledoux	/s/ Jack R. Thompson
Julie Dien Ledoux	Jack R. Thompson

/s/ Jeremy May
Jeremy May